Exhibit 10.1

Form for Cash Payment/Three Periods

PENN VIRGINIA CORPORATION

SEVENTH AMENDED AND RESTATED

1999 EMPLOYEE STOCK INCENTIVE PLAN

PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD

This PERFORMANCE BASED RESTRICTED STOCK UNIT AWARD AGREEMENT, dated as of                  , 2012 (the “Date of Grant”), is delivered by Penn Virginia Corporation (the “Company”) to                      (the “Participant”).

RECITALS

The Seventh Amended and Restated 1999 Employee Stock Incentive Plan (the “Plan”) provides for the award of Restricted Stock Units (as defined in the Plan) in accordance with the terms and conditions of the Plan. The Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) has decided to award Restricted Stock Units to the Participant as an inducement for the Participant to promote the best interests of the Company and its shareholders. The Restricted Stock Units are subject in all respects to the terms and conditions set forth this Performance Based Restricted Stock Unit Award Agreement and Schedules A and B attached hereto (this “Agreement”) and the Plan, each of which is incorporated herein by reference and made part hereof. All terms capitalized but not defined herein shall have the meanings assigned to them in the Plan. Copies of the Plan and the Plan prospectus are being provided to the Participant with this Agreement.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

1. Award of Restricted Stock Units.

(a) Subject to the terms and conditions set forth in this Agreement and the Plan, the Company hereby grants to the Participant          Restricted Stock Units (the “Target Restricted Stock Units”). The Target Restricted Stock Units are contingently awarded, and shall vest, and be adjusted and paid, based on the actual level of attainment of the TSR (as defined in Schedule A hereto) Performance Goals (as defined in Schedule A hereto). The number of the Target Restricted Stock Units earned (expressed as a percentage of the number of the Target Restricted Stock Units) based on actual performance are referred to in this Agreement as the “Restricted Stock Units.”

(b) The Committee shall, as soon as practicable following the last day of each Performance Period (as defined in Schedule A hereof), certify (i) the extent, if any, to which the Performance Goals have been attained with respect to such Performance Period and (ii) the amount of cash, if any, which the Participant shall be entitled to receive with respect to such Performance Period. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.

(c) The Committee may at any time prior to the final determination of the extent, if any, to which the Performance Goals have been attained, change the Performance Goals to reflect any change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization, partial or complete liquidation or other change in the Company’s corporate structure or shares, or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law or any other change of a similar nature to any of the foregoing.

2. Stock Unit Account. The Company shall establish and maintain a Stock Unit Account, as a bookkeeping account on its records, for the Participant and shall record in such Stock Unit Account the Target Restricted Stock Units granted to the Participant as well as any cash to which the Participant is entitled to be paid hereunder. No Shares shall be issued to the Participant at any time, and the Participant shall not be, nor have any of the rights or privileges of, a shareholder of the Company with respect to the Target Restricted Stock Units recorded in the Stock Unit Account. The Participant shall not have any interest in any fund or specific assets of the Company by reason of this award or the Stock Unit Account established for the Participant.

3. Vesting of Restricted Stock Units.

(a) Except as otherwise set forth herein, a percentage of the Target Restricted Stock Units shall vest on the last day of the Third Performance Period (as defined in Schedule A hereto). The vested Restricted Stock Units shall be paid based on the level of attainment of the Performance Goals at the end of each Performance Period as described in Schedules A and B hereto.

(b) Except as otherwise provided in this Agreement, if the Participant’s employment with the Company terminates for any reason before the end of the Third Performance Period, then the Participant’s Target Restricted Stock Units shall automatically be forfeited as of the date of the Participant’s termination of employment and no cash shall be paid with respect to any Target Restricted Stock Units.

4. Cash Payable to Participant.

(a) Cash, if any, payable to the Participant with respect to his or her vested Target Restricted Stock Units shall be paid in accordance with Schedules A and B hereto.

(b) Notwithstanding any provision to the contrary herein or in the Plan, if, at the time the Participant’s vested Restricted Stock Units are payable, (i) the amount of cash then payable with respect to such Restricted Stock Units plus (ii) the amount of any other compensation to the Participant that is taken into account for purposes of section 162(m) of the Code for the year (“Other Compensation”) exceeds or is expected to exceed the $1,000,000 limit on deductible compensation under section 162(m) of the Code (the “Limit”), then payment of such cash shall automatically be deferred to the extent (or all of such cash if Other Compensation is already or is expected to be over the Limit) that such cash plus all Other Compensation is in excess of the Limit (the “Deferred Cash”). The Deferred Cash shall be recorded in the Participant’s Stock Unit Account and paid on the date of the Participant’s “separation from service” under section 409A of the Code, subject to the six-month delay described in subsection 12(b) below.

5. Earnings. If vested Restricted Stock Units are not paid within 30 days after the end of the Third Performance Period, the Company shall credit the Participant’s Stock Unit Account with (a) the cash, if any, payable with respect to such vested Restricted Stock Units and (b) earnings through the date the vested Restricted Stock Units are paid as if such cash balance of the Participant’s Stock Unit Account had been invested at a rate equal to the prime rate published in the Wall Street Journal on the applicable vesting date of the Restricted Stock Units.

6. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) compliance with section 409A of the Code and (c) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to questions arising hereunder.

7. No Employment or Other Rights. This grant shall not confer upon the Participant any right to be retained by or in the employ of the Company and shall not interfere in any way with the right of the Company to terminate the Participant’s employment at any time. The right of the Company to terminate at will the Participant’s employment at any time for any reason is specifically reserved.

8. Withholding Tax. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. The Participant shall be required to pay to the Company, or make other arrangements satisfactory to the Company to provide for the payment of, any federal, state, local or other taxes that the Company is required to withhold with respect to the Restricted Stock Units.

9. Assignment and Transfers. Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Participant under this Agreement may not be sold, assigned, encumbered or otherwise transferred, except in the event of the death of the Participant, by will or by the laws of descent and distribution. In the event of any attempt by the Participant to sell, assign, pledge, hypothecate or otherwise dispose of the Target Restricted Stock Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Target Restricted Stock Units by notice to the Participant, and the Target Restricted Stock Units and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries and affiliates. This Agreement may be assigned by the Company without the Participant’s consent.

10. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflicts of laws provisions thereof.

11. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the General Counsel at Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087, and any notice to the Participant shall be addressed to such Participant at the current address known by the Company, or to such other address as the Participant may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

12. Section 409A of the Code.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. In no event shall the Participant, directly or indirectly, designate the calendar year of payment.

(b) Notwithstanding any provision to the contrary herein or in the Plan, if on the date of the Participant’s termination of employment, the Participant is a “specified employee” (within the meaning of section 409A of the Code) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all payments payable to the Participant under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six (6) months following the Participant’s “separation from service” with the Company (or any successor thereto) (the “postponed amounts”). The postponed amounts shall be credited with interest as described in Section 5 above and paid to the Participant in a lump sum within thirty (30) days after the date that is six (6) months following the Participant’s “separation from service” with the Company (or any successor thereto). If the Participant dies during the postponement period, the postponed amounts shall be paid to the personal representative of the Participant’s estate within sixty (60) days after Participant’s death.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute and attest this instrument, and the Participant has placed his or her signature hereon, effective as of the Date of Grant.

Penn Virginia Corporation

By:
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

I hereby accept the grant of Target Restricted Stock Units described in this Agreement and any schedule hereto, and I agree to be bound by the terms of the Plan, this Agreement and any schedule hereto. I hereby agree that I have received delivery of the Plan prospectus and that all of the decisions and determinations of the Committee with respect to the terms of this Agreement and the Restricted Stock Units that shall become vested and paid hereunder shall be final and binding.

Participant

SCHEDULE A

1.	Vesting Schedule and Payment of Target Restricted Stock Units.

(a) A percentage of the Target Restricted Stock Units shall vest on the last day of the Third Performance Period (as hereinafter defined), and shall be paid based on the relative ranking of the Company’s TSR (as hereinafter defined) as compared to the TSR of the Peer Companies (as hereinafter defined) with respect to each of the First Performance Period (as hereinafter defined), the Second Performance Period (as hereinafter defined) and the Third Performance Period (such relative rankings being referred to herein as the “Performance Goals”).

For purposes of this Agreement, the term “TSR” shall mean, as to the Company and each of the Peer Companies, the annualized rate of return shareholders receive through stock price changes and the assumed reinvestment of dividends paid over the Performance Period. Dividends per share paid other than in the form of cash shall have a value equal to the amount of such dividends reported by the issuer to its shareholders for purposes of federal income taxation. For purposes of determining the TSR for the Company and each Peer Company, the change in the price of the Company’s Common Stock and of the common stock of each Peer Company, as the case may be, shall be based upon the average of the closing stock prices of the Company and such Peer Company over the 20 trading days immediately preceding each of the first day of the First Performance Period (the “Initial Value”) and the last day of the First, Second or Third Performance Period, as applicable (in each case, “Final Value”). The Initial Values for the Company and each Peer Company are set forth on Schedule B to this Agreement.

For purposes of this Agreement, the term “Peer Company” shall mean the peer companies listed on Schedule B to this Agreement; provided, however, that, if at any time during the Performance Period any Peer Company no longer has a class of common equity securities listed to trade under Section 12(b) of the Securities Exchange Act of 1934, then such Peer Company shall cease to be a Peer Company.

For purposes of this Agreement, the “First Performance Period” shall commence on             , 2012 and end on             , 2013, the “Second Performance Period” shall commence on             , 2012 and end on             , 2014 and the “Third Performance Period” shall commence on             , 2012 and end on             , 2015.

(b) The amount of cash paid with respect to vested Restricted Stock Units shall be equal to the sum of the following:

(i) The product of (x) one-third of the number of Target Restricted Stock Units times (y) the Final Value of a Share at the end of First Performance Period times (z) the applicable percentage attributable to the First Performance Period as set forth on Schedule B;

(ii) The product of (x) one-third of the number of Target Restricted Stock Units times (y) the Final Value of a Share at the end of Second Performance Period times (z) the applicable percentage attributable to the Second Performance Period as set forth on Schedule B; and

(iii) The product of (x) one-third of the number of Target Restricted Stock Units times (y) the Final Value of a Share at the end of Third Performance Period times (z) the applicable percentage attributable to the Third Performance Period as set forth on Schedule B.

2.	Retirement, Death or Disability.

(a) Notwithstanding any provision in this Agreement to the contrary, if prior to the end of the Third Performance Period the Participant becomes Retirement Eligible and subsequently the Participant’s employment terminates for any reason other than for Cause, then the Participant shall vest in the number of Restricted Stock Units that the Participant would have vested in based on the actual level of attainment of the Performance Goals determined at the end of each Performance Period as though the Participant remained employed with the Company through the end of the Third Performance Period. Such Restricted Stock Units shall immediately vest and be paid on the Payment Date as described in Section 4(a) below as though the Participant remained employed by the Company.

(b) Notwithstanding any provision in this Agreement to the contrary, if prior to the end of the Third Performance Period the Participant’s employment terminates on account of death or Disability and the Participant is not Retirement Eligible as of the Participant’s date of death or termination, as applicable, then a pro-rata portion of the Participant’s Target Restricted Stock Units shall vest and the remainder shall be forfeited. The number of Target Restricted Stock Units that vest shall be equal to (x) the total number of Target Restricted Stock Units times (y) a fraction the numerator of which is that number of days during the period commencing on the Date of Grant and ending on the date of death or the date on which employment is terminated, as applicable, and the denominator of which is one thousand ninety-five (1,095). The pro-rated vested Target Restricted Stock Units shall be paid as described in Section 4 below.

3.	Change of Control.

Notwithstanding any provision in this Agreement to the contrary, in the event a Change of Control occurs prior to the Payment Date, the outstanding Target Restricted Stock Units shall become fully vested upon the date of the Change of Control regardless of the level of attainment of the Performance Goals. The Target Restricted Stock Units shall be paid as described in Section 4(b) below.

4.	Payment Schedule.

(a) If the Committee certifies that the Performance Goals and other conditions to payment of the Restricted Stock Units have been attained with respect to any or all of the Performance Periods, the Company shall pay to the Participant (or the Participant’s beneficiary or estate, in the event of the Participant’s death) that amount of cash determined in accordance with Section 1 hereof within thirty (30) days after the date that the Committee has certified that the Performance Goals and other conditions to payment of the Restricted Stock Units have been attained with respect to any or all of the Performance Periods, (the “Payment Date”), subject to applicable tax withholding and Section 8 of the Agreement.

2

(b) Notwithstanding any provision in the Agreement to the contrary, in the event that the Target Restricted Stock Units vest and are paid in accordance with Section 3(a) above, the Participant shall receive that amount of cash equal to the product of (x) the number of such Target Restricted Stock Units times (y) the Value of a Share on the effective date of the Change of Control. In the event that the Target Restricted Stock Units vest as described in Section 3(a) above or Restricted Stock Units are paid as described in Section 3(b) above, payment shall be made, to the Participant within thirty (30) days after the consummation of the Change of Control; provided, however, that such payment shall be made within thirty (30) days after such Change of Control only if the transaction constituting a Change of Control under this Agreement is also a “change in control event” for purposes of section 409A of the Code (“409A Change in Control Event”). If, however, the transaction constituting a Change of Control does not constitute a 409A Change in Control Event, the Participant shall receive payment with respect to such vested Target Restricted Stock Units or Restricted Stock Units, as applicable, within thirty (30) days after the first to occur of (i) the date the Target Restricted Stock Units or Restricted Stock Units, as applicable, would otherwise have been paid under Section 1 or 2 above or (ii) the date of the Participant’s termination of employment following the Change of Control.

3

SCHEDULE B

Company	Initial Value

Peer Companies

Penn Virginia Corporation
Approach Resources, Inc.
Berry Petroleum Company
Carrizo Oil & Gas, Inc.
Comstock Resources Inc.
Forest Oil Corporation
Goodrich Petroleum Corporation
Magnum Hunter Resources Corporation
Petroleum Development Corporation
PetroQuest Energy, Inc.
Rex Energy Corporation
Rosetta Resources Inc.
Stone Energy Corporation
Swift Energy Company

Payment Percentage of Target Restricted Stock Units

Company’s Peer Group Rank	No. of Peer Companies/% Earned
	13	12	11	10	9	8

1	200%	200%	200%	200%	200%	200%
2	200%	200%	200%	200%	200%	200%
3	200%	200%	175%	150%	150%	150%
4	175%	150%	150%	100%	100%	100%
5	150%	100%	100%	75%	75%	50%
6	100%	75%	75%	75%	50%	0
7	75%	75%	50%	50%	0	0
8	50%	50%	0	0	0	0
9	0	0	0	0	0	0
10	0	0	0	0	0
11	0	0	0	0
12	0	0	0
13	0	0
14	0

4